                                                                   EXHIBIT 12.1


BRUNSWICK CORPORATION
COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
(DOLLARS IN MILLIONS)



                                                       SEPTEMBER YTD                           YEAR ENDED DECEMBER 31,
                                                ----------------------------     --------------------------------------------------
                                                     1996            1995             1995       1994     1993     1992     1991
                                                     ----            ----             ----       ----     ----     ----     -----
EARNINGS AS ADJUSTED
  Earnings from continuing operations
       before extraordinary
        item and cumulative effect of accounting
        changes (a)                                 156.7            111.2            133.6      127.1    53.8      40.2    (31.9)
  Income tax provision                               90.1             62.5             73.2       68.2    31.6      22.4     (3.6)
  Interest expense                                   24.3             23.9             32.5       28.5    27.2      29.9     32.0
  Interest portion of rent expense                    5.4              5.4              7.2        7.1     7.5       7.5      8.0
  Equity in earnings of less-than 50% owned
    affiliates                                        0.0              0.0              0.1        0.0     0.2       0.2      0.1
  Dividends received from less-than 50% owned
    affiliates                                        0.0              0.0              0.0        0.0     0.0       0.0      0.0
                                                    -----            -----            -----      -----   -----      ----    -----
                                                    276.5            203.0            246.6      230.9   120.3     100.2      4.6
                                                    =====            =====            =====      =====   =====     =====    =====

FIXED CHARGES
  Interest expense                                   24.3             23.9             32.5       28.5    27.2      29.9     32.0
  Interest portion of rent expense                    5.4              5.4              7.2        7.1     7.5       7.5      8.0
  Capitalized interest                                0.0              0.0              0.0        0.0     0.4       0.8      0.0
                                                     ----             ----             ----       ----    ----      ----     ----
                                                     29.7             29.3             39.7       35.8    35.1      38.2     40.0
                                                     ====             ====             ====       ====    ====      ====     ====


RATIO OF EARNINGS TO FIXED CHARGES                    9.3              6.9              6.2        6.5     3.4       2.6      0.0
                                                      ===              ===              ===        ===     ===       ===      ===

INADEQUACY OF COVERAGE (b)                            0.0              0.0              0.0        0.0     0.0       0.0     35.4
                                                      ===              ===              ===        ===     ===       ===     ====

(a) Previously reported amounts have been restated to reflect the results of operations of the recently divested freshwater fishing boat unit as discontinued operations.

(b) The Company's 1991 loss from continuing operations includes litigation charges of $38.0 million ($23.6 million after-tax.)